FRAMEWORK AGREEMENT

This Framework Agreement (this “Agreement”) is made as of the 15th day of October, 2008, among DIGITALFX INTERNATIONAL, INC., a Florida corporation (the “Corporation”), RICHARD H. KALL (“Kall”), CRAIG ELLINS (“Ellins”) and AMY BLACK (“Black”).

WHEREAS, Portside Growth and Opportunity Fund, Highbridge International LLC and Iroquois Master Fund, Ltd. (the “Investors”) and the Corporation are parties to that certain Securities Purchase Agreement, dated as of November 29, 2007 (the “Original Securities Purchase Agreement”), as amended by that certain Amendment and Exchange Agreement dated as of March 24, 2008 (the “Amendment and Exchange Agreement” and together with the Original Securities Purchase Agreement, the “Amended Agreement”); and

WHEREAS, an Event of Default has occurred under the Amended Agreement by reason of the occurrence of one or more Financial Covenant Failures with respect to the Corporation’s Fiscal Quarter ended June 30, 2008; and

WHEREAS, Kall has negotiated the terms of separate agreements with each of the Investors (each, a “Note Purchase Agreement”), pursuant to which he will purchase from the Investors $350,000 of the aggregate unpaid principal amount of the Notes held by the Investors in consideration for, among other things, the Investors’ forbearance for a period of 30 days starting the date of closing of the Note Purchase Agreements from enforcing any rights regarding redemption of the Notes that may have arisen by reason of the aforementioned Financial Covenant Failures; and

WHEREAS, Kall has advised the Corporation that he would be willing to consummate the Note Purchase Agreements, accept an appointment to the Board, and serve in the capacities of Chairman of the Board and Chief Executive Officer of the Corporation in accordance with the terms, and subject to the conditions hereinbelow set forth; and

WHEREAS, Ellins, the current Chairman of the Board and Chief Executive Officer of the Corporation, has agreed to resign from the Board and executive positions he holds with the Corporation in accordance with such terms, and subject to the conditions set forth in a separate agreement that Kall and Ellins have executed; and

WHEREAS, the Corporation acting through its Board has expressed a willingness to accept such resignations and, subject to the review and consideration of all pertinent facts by the existing Board, to appoint Kall as Chairman and Chief Executive Officer pursuant to the terms, and subject to the conditions set forth in this Agreement; and

WHEREAS, Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Original Securities Purchase Agreement, the Amendment and Exchange Agreement or any other Transaction Document, as applicable,

NOW, THEREFORE, in consideration of the premises, and the mutual terms and conditions hereinbelow set forth, the Parties agree, as follows:

ARTICLE I

CONSTRUCTION AND DEFINED TERMS

1.01 Articles and Sections. The Article and Section headings and captions in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement. The references in this Agreement to Articles and Sections shall be read as Articles or Sections of this Agreement unless otherwise specifically provided.

1.02 Defined Terms. Unless otherwise expressly stated in this Agreement, capitalized terms used in this Agreement shall have the following meanings:

“Affiliate” means any Person who controls, is controlled by, or is under common control with, another Person.

“Board” means the Board of Directors of the Corporation.

“Definitive Board Meeting” means the Board meeting that will take place for the purpose of approving this Agreement and all corporate actions required by this Agreement.

“Director” or “Directors” means a member or members of the Board, as applicable.

“Kall Nominee” means the Person designated by Kall to serve on the Board.

“Party” means any of the Corporation, Kall, Ellins or Black considered individually as the context may require, and “Parties” means all of them considered together.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, entity, association, joint-stock company, trust or unincorporated organization and any governmental authority.

ARTICLE II

THE NOTE PURCHASE AGREEMENTS

2.01 Execution and Closing of the Note Purchase Agreements. Kall covenants and agrees that, subject to the satisfaction of the conditions set forth in Section 2.02 hereof on or before October 22, 2008, he shall effectuate a closing of the Note Purchase Agreements not later than said date.

2.02 Conditions Precedent to Kall’s Consummation of the Note Purchase Agreements. The obligation of Kall to execute the Note Purchase Agreements and to close the transactions contemplated therein and thereby, including Kall’s purchase of $350,000 of the aggregate unpaid principal amount of the Notes held by the Investors, shall be subject to the satisfaction of each of the following conditions:

(a) Ellins shall have tendered his written resignation, effective on the date of closing of the Note Purchase Agreements, as Chairman of the Board, as Chief Executive Officer of the Corporation and with respect to any other position that he may hold as a manager, director and/or executive officer of any of the Corporation’s subsidiaries. A copy of the form of such resignation is annexed hereto as Exhibit A.

(b) Black shall have tendered her written resignation, effective not later than two days after the date of closing of the Note Purchase Agreements, as President of VM Direct, LLC, a subsidiary of the Corporation and with respect to any other position that she may hold as a manager, director and/or executive officer of any of the Corporation’s other subsidiaries. A copy of the form of such resignation is annexed hereto as Exhibit B.

(b) Kevin R. Keating and Jerry Haleva (together with Ellins, the “Resigning Directors”) shall have tendered their written resignations as Directors, effective at the conclusion of the Definitive Board Meeting or on the date of closing of the Note Purchase Agreements, whichever shall occur last. A copy of the form of such resignation is annexed hereto as Exhibit C.

(c) The Board shall adopt resolutions at the Definitive Board Meeting, such resolutions to be effective upon conclusion of the Definitive Board Meeting or on the date of closing of the Note Purchase Agreements, whichever shall occur last:

(i) reducing the size of the Board to three Directors;

(ii) filling the vacancy on the Board resulting from the resignations of the Resigning Directors by appointing (x) Kall as Chairman of the Board and Chief Executive Officer of the Corporation, and (y) provided that the Kall Nominee possesses credentials acceptable to the Board and is qualified to serve as a Director and member of an audit committee in accordance with applicable SEC rules and American Stock Exchange listing requirements, appointing the Kall Nominee as a Director.

ARTICLE III

TERMINATION OF ELLINS’ AND BLACK’S EMPLOYMENT;
EXCHANGE OF RELEASES

3.01 Exchange of Releases. On the effective dates of each of the above-mentioned resignations to be tendered by Ellins and Black, the Corporation shall enter into separation and release agreements with each of them: (a) providing, among other things, that neither of them shall be entitled to receive any salary, severance payments or other compensation (other than reimbursement of expenses that they shall have incurred prior to the respective dates of termination of their employment in the ordinary course of rendering their respective services as executives of the Corporation and/or its subsidiaries), health or other benefits from the Corporation or any of its subsidiaries; and (b) containing reciprocal releases and non-disparagement covenants. Such releases shall be applicable to any claim that the Corporation, Ellins or Black, in their respective capacities as releasing parties had, have or may in the future have against the Corporation, Ellins or Black, in their respective capacities as released parties, other than, as to each releasing party, claims accruing to him, her or it that shall arise under this Agreement. A copy of such Separation and Release Agreement is annexed hereto as Exhibit D.

ARTICLE IV

ADDITIONAL COVENANTS AND AGREEMENTS

4.01. Reporting and Compliance Matters. Ellins and Black shall cooperate with the Corporation with respect to its disclosure and reporting obligations under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules promulgated under the Securities Act or the Exchange Act, any state securities laws, rules or regulations, and to any other U.S. governmental authorities as may be required by law.

4.02 RazorStream Hosting Agreement. The Corporation further agrees that it shall not undertake any action that would result in a termination of the Amended and Restated License, Hosting and Services Agreement between the Corporation and RazorStream on or before July 15, 2009.

4.03 Business-Related Trademarks and Domain Names. Ellins and/or Black will (a) assign all of their respective rights in, titles to and interests in; or (b) convey worldwide, exclusive, perpetual, royalty free licenses to use the Hello World® service mark (USPTO Serial No. 78976428) and all other registered and unregistered trademarks, service marks and domain names owned by either of them which have been used by the Corporation and/or any of its Affiliates. The parties agree that the Hello World mark shall revert to Ellins and / or Black and the license shall terminate in the event the Corporation files for a bankruptcy or a plan of reorganization, but shall remain otherwise with the Corporation or any of its successors or assigns under the terms of the immediately preceding sentence.

4.04 Other Covenants. Ellins and Black shall cooperate with and render assistance to the Corporation as required from time to time in all matters relating to the transition of management, filing the necessary documentation, and in matters concerning litigation, etc so long as their reasonable expenses are covered by the Corporation.

ARTICLE V

TERMINATION

5.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a) at any time by the mutual agreement of the Parties; or

(b) by any of the Parties in the event that the Note Purchase Agreements shall not be executed, and/or the transactions contemplated by the Note Purchase Agreements shall not have been consummated, on or before October 22, 2008.

5.02 Effect of Termination. If this Agreement is terminated pursuant to Section 5.01, all obligations of the Parties under this Agreement shall terminate and this Agreement shall thereupon be deemed to be null, void and enforceable ab initio.

ARTICLE VI

MISCELLANEOUS

6.01. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers or email addresses for such communications shall be:

If to the Corporation:	DigitalFX Interational, Inc.
3035 East Patrick Lane, Suite 9
Las Vegas, Nevada 89120
Attn:	Abraham, Sofer, Esq., General Counsel
Telecopy No.: 702-938-4052

If to Kall:	9000 Players Club Drive
Las Vegas, Nevada 89134
Email: riichard@vmdirect.com

with copy to:	Arent Fox, LLP
1675 Broadway
New York, New York 10019
Attn:	Steven D. Dreyer, Esquire
email: dreyer.steven@arentfox.com

If to Ellins or Black:	Mr. Craig Ellins
1572 Santa Anita Drive
Las Vegas, Nevada 89119
Email: craig@razorstream.com

6.02. Amendments, Waivers and Consents; Successors and Assigns. Neither this Agreement nor any of the terms hereof may be amended, changed, waived or discharged, nor shall any consent be given, unless such amendment, change, waiver, discharge or consent is in writing and signed by the Parties hereto. This Agreement shall inure to the benefit of and be binding upon each Party hereto and each Party’s successors and assigns. This Agreement may not be assigned by any Party hereto without prior written consent of each of the other Parties hereto.

6.03. Governing Law. The validity, construction, operation and effect of any and all of the terms and provisions of this Agreement shall be determined and enforced in accordance with the laws of the State of Nevada without giving effect to principles of conflicts of law thereunder.

6.04. Jurisdiction; Venue.

(a) Each Party to this Agreement hereby irrevocably consents to the exclusive jurisdiction of the Eighth Judicial District Court of Clark County, Nevada and/or United States District Court for the District of Nevada (collectively, the “Nevada Courts” and each a “Nevada Court”) in connection with any and all claims based upon or arising out of this Agreement or the matters or transactions contemplated herein, and irrevocably agrees that all claims in respect of any such matters or transactions may be heard in either of such Nevada Courts.

(b) Each Party to this Agreement hereby waives any objection to jurisdiction and venue of any such claim brought, or action instituted, hereunder in any Nevada Court and further agrees not to assert (i) any defense based on the lack of jurisdiction or venue in any Nevada Court, or (ii) any defense of improper venue or inconvenient forum in any Nevada Court.

(c) Each Party to this Agreement hereby waives any right of jurisdiction on account of the place of such Party’s residence, or domicile, or on account of such Party’s place of incorporation, formation or organization.

(d) Each Party to this Agreement hereby acknowledges and agrees that any forum other than a Nevada Court is an inconvenient forum and that a suit brought by any Party against any other Party in any court other than a Nevada Court should be transferred to a Nevada Court.

6.05. Waiver of Jury Trial

. EACH PARTY HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

6.06 Counterparts; Facsimile. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart, or facsimile of a counterpart, of the Agreement, signed by the other Party or Parties hereto. Delivery of an executed copy of this Agreement by facsimile transmission shall have the same effect as delivery of an originally executed copy of this Agreement, whether an originally executed copy shall be delivered subsequent thereto.

6.06. Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among the Parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any Party hereto. None of the provisions of this Agreement is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

6.08 Amendments; No Waivers.

(a) Any provision of this Agreement may be amended prior to the closing of the Note Purchase Agreements if, and only if, such amendment is in writing and signed by all of the Parties. Any provision of this Agreement may be waived by the Parties if the waiver is in writing and signed by the Parties to be bound.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

6.09 Expenses. Each of the Parties shall pay all of its, his or her own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel) incurred in connection with the negotiation of this Agreement, the performance of its, his or her obligations hereunder, and the consummation of the transactions contemplated hereby.

[the balance of this page has been left blank intentionally]

6.10 Successors and Assigns. No Party to this Agreement may assign his, her or its rights or delegate his, her or its obligations hereunder without the prior written consent of the other Parties. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, and intending to be legally bound hereby, each of the Parties hereto executes this Agreement under seal as of the date first above written.

DigitalFX International, Inc.

By:	/s/ Craig Ellins
Craig Ellins, Chief Executive Officer

By:	/s/ Richard Kall
Richard H. Kall

By:	/s/ Craig Ellins
Craig Ellins

By:	/s/ Amy Black
Amy Black

Exhibit A

Form of Ellins Resignation

October [ ], 2008

DigitalFX Interational, Inc.
3035 East Patrick Lane, Suite 9
Las Vegas, Nevada 89120

Gentlemen:

Reference is made to the Framework Agreement, dated as of October [ ], 2008, by and among DigitalFX International, Inc. (the “Corporation”), Richard H. Kall, Craig Ellins and Amy Black (the “Agreement”)

I hereby resign, effective on the date of closing of the Note Purchase Agreements, as Chairman of the Board and as Chief Executive Officer of the Corporation, and with respect to any other position that I may hold as a manager, director and/or executive officer of any of the Corporation’s subsidiaries

Very truly yours,

Craig Ellins

Exhibit B

Form of Black Resignation

October [ ], 2008

DigitalFX Interational, Inc.
3035 East Patrick Lane, Suite 9
Las Vegas, Nevada 89120

Gentlemen:

Reference is made to the Framework Agreement, dated as of October [ ], 2008, by and among DigitalFX International, Inc. (the “Corporation”), Richard H. Kall, Craig Ellins and Amy Black (the “Agreement”)

I hereby resign, effective on the second day after the date of closing of the Note Purchase Agreements, as President of VM Direct, LLC, a subsidiary of the Corporation and with respect to any other position that I may hold as a manager, director and/or executive officer of any of the Corporation’s other subsidiaries.

Very truly yours,

Amy Black

Exhibit C

Form of Director Resignation

October [ ], 2008

DigitalFX Interational, Inc.
3035 East Patrick Lane, Suite 9
Las Vegas, Nevada 89120

Gentlemen:

Reference is made to the Framework Agreement, dated as of October [ ], 2008, by and among DigitalFX International, Inc. (the “Corporation”), Richard H. Kall, Craig Ellins and Amy Black (the “Agreement”)

I hereby tender my resignation from the Board of Directors of the Corporation effective _________________.

Very truly yours,

Exhibit D

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (“Agreement”) effects an agreeable separation of the employment relationship between ___________ (“EMPLOYEE”) and DigitalFX International Inc, 3035 E Patrick Lane, Suite 9, Las Vegas NV, 89120 (“Corporation”), as well as a resolution of any claims, known and unknown, now existing between the parties.

1.	Separation of Employment.

EMPLOYEE’s employment with Corporation is terminated effective October [ ], 2008 (the Effective Date”).

2.	Settlement of Consideration.

The parties acknowledge that this Agreement is an integral part of a set of agreements involving members of VM Investors LLC, the Corporation, Mr. Richard Kall, Mr. Craig Ellins and Ms. Amy Black, and it is hereby agreed that, Employee shall not be entitled to receive any salary, severance payments or other compensation (other than (i) the payment of deferred and/or unpaid salary accrued by the Corporation and owed through the Effective Date, (ii) amounts accrued for paid time off and other payments required by applicable law, and (iii) the  reimbursement of expenses that Employee shall have incurred prior to the Effective Date in the ordinary course of rendering his / her services as an executive of the Corporation and/or its subsidiaries), nor shall the Employee be entitled to any health or other benefits from the Corporation or any of its subsidiaries.

3.	Mutual Releases.

3.1	Release by Employee

The Employee on behalf of himself, his heirs, estate, executors, administrators, successors and assigns, does fully and forever waive, release and discharge the Corporation, the present and former officers, directors, managers, consultants and employees of the Corporation and each of its subsidiaries, and the attorneys of each of such persons and entities, and their respective heirs, executors, administrators, successors and assigns (collectively, the “Released Parties”) from any and all actions, claims, demands, losses, expenses, obligations and liabilities arising out of or related to any conduct or activity occurring up to the date of his execution of this Agreement (with the exception of the Exclusions set forth in the last sentence of this Section 3.1), including, but not limited to: (i) any claims relating to or arising out of the Employee’s employment; (ii) any alleged employment discrimination under any federal, state or municipal statute, regulation, order, rule or legal authority, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990 (“OWPBA”) and otherwise; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 and otherwise; the Americans With Disabilities Act; the Family and Medical Leave Act of 1993; (iii) any and all contract, tort or personal injury claims, including, without limitation, those arising out of or relating to any employment agreement and any other documents by which he and the Corporation or any affiliates of either of them were or may have been bound; (iv) other than the amount stated in Section 2 above, any and all claims for any other form of compensation, wages, salary, wage accruals, bonuses or sales commissions of any type or kind; (v) any and all claims for punitive, exemplary, consequential, or statutory damages; and (vi) any and all claims for attorneys’ fees or expenses associated with his retention of counsel. The Employee represents and warrants that he has not assigned any such claims or authorized any other person, group or entity to assert such claims on his behalf. This release shall not include, and the Employee is not waiving, releasing or discharging any of the Released Parties in relation to, any worker’s compensation or unemployment insurance claims which the Employee now has or which may have accrued to him on or prior to the Termination Date, any claims arising under this Agreement and any claim for vested benefits that the Employee may have under 401(k) or other benefit plan (the “Exclusions”).

As a further consideration and inducement for this Agreement, to the extent permitted by law, the Employee hereby waives, releases and discharges any and all actions, claims, demands, losses, expenses, obligations and liabilities against the Released Parties which he does not know or does not suspect to exist in his favor up to the date of his execution of this Agreement with the exception of the Exclusions. The Employee expressly agrees that this waiver, release and discharge shall extend and apply to all unknown, unsuspected and unanticipated injuries, liabilities and damages as well as those that have been known, suspected, anticipated or disclosed up to the date of his execution of this Agreement with the exception of the Exclusions.

3.2	Release by the Corporation

The Corporation, for itself and on behalf of its directors and officers, does hereby fully and forever waive, release and discharge the Employee, his heirs, estate, executors, administrators, successors and assigns (the “Employee Released Parties”) from any and all actions, claims, demands, losses, expenses, obligations and liabilities arising out of or related to any conduct or activity occurring up to the date of the Corporation’s execution of this Agreement, including but not limited to: (i) any claims relating to or arising out of Employee’s employment or any other business relationship involving the Employee and any of the Released Parties; (ii) any claims for breach of any employment agreement, other contract and any other documents by which he and the Corporation or any affiliates of either of them were or may have been bound; (iii) any claims for breach of any duty; (iv) any claims for attorneys’ fees and costs; and (i) all other claims sounding in tort, contract, pursuant to any statute and/or of any other nature (collectively, the “Released Parties’ Claims”). The Corporation represents and warrants to the Employee, that neither it, nor any of its subsidiaries, has assigned any of the Released Parties’ Claims or authorized any other person, group or entity to assert any such claims on his or their behalf. This release shall not include, and the Corporation and its subsidiaries are not waiving, releasing or discharging the Employee Released Parties from claims which the Corporation and/or any its subsidiaries now have or which may have accrued to any of them based upon any criminal or unlawful conduct by the Employee, or any claims arising under this Agreement. The Corporation, for itself, and on behalf of each of its subsidiaries, represents and warrants that as of the date of this Agreement it has no knowledge of any such criminal or unlawful conduct by the Employee.

As a further consideration and inducement for this Agreement, to the extent permitted by law, the Corporation, for itself, and on behalf of each of its subsidiaries, and their respective directors, officers and managers, hereby waive, release and discharge any and all of the Released Parties’ Claims against the Employee which any of them does not know or does not suspect to exist in its, his or their favor up to the date of the Corporation’s execution of this Agreement. The Corporation, for itself, and on behalf of each of its subsidiaries, and their respective directors, officers and managers, expressly agrees that this waiver, release and discharge shall extend and apply to all unknown, unsuspected and unanticipated injuries, liabilities and damages as well as those that have been known, suspected, anticipated or disclosed up to the date of the Corporation’s execution of this Agreement.

This Agreement also does not prohibit EMPLOYEE from filing an administrative charge with a government agency, but this Agreement does release any claim which EMPLOYEE has or may have for monetary relief, reinstatement, or for any other remedy for EMPLOYEE personally, arising out of any proceeding before any government agency or court.

If any agency or court should take jurisdiction over any matter in which EMPLOYEE has or may have any personal interest, whether initiated by EMPLOYEE or otherwise, EMPLOYEE must promptly inform that agency or court that this Agreement constitutes a full and final settlement by EMPLOYEE of all claims released under this Agreement. EMPLOYEE therefore waives any right he or she may have to share in any relief, monetary or otherwise, relating to any claim released herein, whether such claim was initiated by EMPLOYEE or not.

4.	Bar.

EMPLOYEE agrees that this Agreement may be pled as a complete bar to any individual recovery in any proceedings, action or suit before any court, with respect to any claim under federal, state, local or other law relating to her/his employment with Corporation or the termination of such employment.

5.	Confidentiality and Non-Disparagement.

EMPLOYEE agrees that he/she will keep both the existence and terms of this Agreement completely confidential and will not disclose the contents of this Agreement to anyone except her/his tax advisor, attorney and/or spouse, unless required to do so by force of law. EMPLOYEE further agrees that he/she will not disparage Corporation, or any of the Released Parties, in any way, including but not limited to making negative statements or implications, in written or verbal form, to current or potential customers, vendors, or employees of Corporation or its affiliates. Any disclosure or breach of this confidentiality and non-disparagement provision shall be deemed a material breach of this Agreement.

EMPLOYEE agrees that he/she will not use, remove from Corporation’s premises, make unauthorized copies of or disclose any confidential or proprietary information of Corporation or any of the Released Parties, including but not limited to, their trade secrets, copyrighted information, customer lists, any information encompassed in any research and development, reports, work in progress, drawings, software, computer files or models, designs, plans, proposals, marketing and sales programs, financial projections, and all concepts or ideas, materials or information related to the business or sales of Corporation and any affiliated or related entities that has not previously been released to the public by an authorized representative of those companies.

Within one (1) business day after the date EMPLOYEE signs this Agreement, EMPLOYEE shall return to Corporation all Corporation property, including all confidential and proprietary information, as described in Paragraph 5.2 above, and all materials and documents containing trade secrets and copyrighted materials, including all copies and excerpts of the same.

In the event of a breach of this Section 5, EMPLOYEE agrees to pay Corporation’s attorneys’ fees and costs incurred in any action brought to enforce the terms, or establish breach of this Paragraph 5.

6.	Denial of Liability.

No provision of this Agreement shall be construed as an admission by EMPLOYEE or Corporation of improper conduct, omissions, or liability.

7.	Consultation with Counsel

EMPLOYEE acknowledges that this Agreement constitutes written notice from Corporation that he/she should consult with an attorney before signing this Agreement. EMPLOYEE acknowledges that he/she has had an opportunity to fully discuss all aspects of this Agreement with her/his attorney to the extent he/she desires to do so. EMPLOYEE agrees that he/she has carefully read and fully understands all of the provisions of this Agreement and that he/she is voluntarily entering into this Agreement.

8.	Review Period.

EMPLOYEE is advised that he/she may take up to seven (7) calendar days to consider this Agreement before signing.

9.	Complete Agreement.

This Agreement sets forth the entire Agreement between the parties hereto. EMPLOYEE acknowledges that Corporation has made no promises to him/her other than those contained in this Agreement, and that he/she is not relying on any promises or representations which do not appear written herein.

10.	Choice of Law.

This Agreement shall be construed, enforced, and governed by the laws of the State of Nevada.

11.	Severability.

Should any provision of this Agreement be declared or determined by any Court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

EMPLOYEE ACKNOWLEDGES THAT HE/SHE UNDERSTANDS AND AGREES TO THE PROVISIONS AND WAIVERS CONTAINED WITHIN THIS AGREEMENT AND IS SIGNING THIS AGREEMENT VOLUNTARILY, OF HER/HIS OWN FREE WILL, WITHOUT DURESS OR COERCION***

DATE:________________, 2008 ________________________________
Name

CORPORATION
DATE: ________________, 2008 By: ________________________________
Name: ______________________________
Title: _______________________________